Exhibit 99.1

Daxor Announces Initiation of First-of-It’s-Kind Multicenter BVA-100® Study in Hospitalized Patients with COVID-19

COVID-19 Investigation Commences at NYU Langone Health with Daxor’s Blood Volume Analysis Technology

NEW YORK, July 15, 2020 — Daxor Corporation (NYSE MKT: DXR), an investment company with innovative medical instrumentation and biotechnology operations focused on blood volume measurement, today announced the initiation of a multicenter prospective study utilizing Daxor’s BVA-100 (Blood Volume Analyzer, “BVA”) technology in hospitalized COVID-19 patients. NYU Langone Health in New York City is the first site to enroll patients under the leadership of Jan Bakker, MD, PhD.

“Institutions have been using and collecting data on the BVA-guided care of COVID-19 patients since the onset of the pandemic,” said Michael Feldschuh, CEO and President of Daxor Corporation. “A multicenter trial is essential to understanding COVID-based volume derangements. We are encouraged by the initial application of the BVA to improve care and outcomes and are confident that the BVA will continue to help physicians detect and manage the significant underlying volume derangements suffered by COVID patients in the ICU.”

Jonathan Feldschuh, Chief Scientific Officer of Daxor, stated, “Accurate volume assessment allows for individualized care, ensuring circulatory integrity and optimal tissue perfusion. Our BVA technology provides clinicians with precise volume measurement superior to commonly used indirect estimates. The BVA also offers insights into patients’ capillary leak rate, which has been shown to be an early prognostic indicator in critically ill patients. In addition, the use of the blood volume to optimize treatment has been shown to improve outcomes in other clinical settings. We expect to announce additional study sites in the coming weeks.”

Daxor’s FDA-cleared diagnostic instrument used in critical care can help guide treatment, as the BVA-100 measures patients’ blood, plasma and red cell volume and calculates the ideal blood volume that the patient should have, with statistics showing deviations from the patient-specific ideal. The BVA is the only test that provides a unique measure of capillary permeability via its albumin tracer, an important insight into COVID-19 pathophysiology. This study aims to show the implications of COVID as an endothelial disease utilizing this measure.

In a randomized control trial (RCT) published in 2011 in the journal Shock, patients at a Level-1 trauma center ICU suffering predominantly from ARDS/sepsis/septic shock/hemorrhagic shock who received BVA-guided care showed significant benefits including a 66% lower mortality rate (P<0.03), reducing mortality from 24% to 8%. Analysis showed 44% of BVA test results led to a change in treatment strategy (P=0.004) that care teams would not have performed absent the data from the BVA volume status measure.

About Daxor Corporation

Daxor Corporation (NYSE: DXR) is an innovative medical instrumentation and biotechnology company focused on blood volume measurement. We developed and market the BVA-100® (Blood Volume Analyzer), the first diagnostic blood test cleared by the FDA to provide safe, accurate, objective quantification of blood volume status and composition compared to patient-specific norms. The BVA technology has the potential to improve hospital performance metrics in a broad range of surgical and medical conditions, including heart failure and critical care, by informing treatment strategies, resulting in significantly improved patient outcomes. Our mission is to partner with clinicians to incorporate BVA technology into standard clinical practice and improve the quality of life for patients. For more information, please visit our website at Daxor.com.

Forward-Looking Statements

Certain statements in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the impact of hiring sales staff and expansion of our distribution channels. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, FDA regulatory actions, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and additional other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Daxor does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Bret Shapiro
Sr. Managing Partner, CORE IR
516-222-2560
brets@coreir.com